Exhibit 107.1
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Salarius Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(o)	9,339,436	$0.25	$2,334,859	$92.70	$216.44
Total Offering Amounts
Total Fee Offsets (1)							$216.44
Net Fee Due							$0.00

(1)    The shares being registered pursuant to this prospectus supplement relate to the registrant’s Registration Statement on Form S-3 (File No. 333-231010) for which a filing fee was paid for the shares registered thereunder pursuant to Rule 457(o).